Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	February 4, 2009
No. 1196

Coherent, Inc. Reports First Fiscal Quarter Results

SANTA CLARA, CA, February 4, 2009 — Coherent, Inc. (NASDAQ: COHR) today announced financial results for its first fiscal quarter ended December 27, 2008, posting net sales of $124.4 million and a net loss, on a U.S. generally accepted accounting principles (GAAP) basis, of $14.7 million ($0.61 per share) primarily due to a non-cash goodwill impairment charge of $19.3 million ($0.80 per share).  These results compare to net sales of $144.3 million and net income of $4.7 million, or $0.15 per diluted share, for the first quarter of fiscal 2008.

Non-GAAP net income for the first quarter of fiscal 2009 was $8.6 million or $0.36 per share after excluding a non-cash charge for goodwill impairment of $19.3 million ($0.80 per share), an after tax charge of $0.3 million related to litigation resulting from our internal stock option investigation ($0.01 per share), after tax stock-related compensation expense of $1.2 million ($0.05 per share) and restructuring expense of $2.6 million, net of tax ($0.11 per share). Net income for the first quarter of fiscal 2008 included an after tax charge of $2.8 million of internal stock option investigation costs ($0.09 per diluted share) and $1.9 million of stock-related compensation expense, net of tax ($0.06 per diluted share). Excluding these charges, non-GAAP net income for the first quarter of fiscal 2008 was $9.5 million or $0.30 per diluted share.

In comparison, net sales for the fourth quarter of fiscal 2008 were $142.0 million and net income, on a GAAP basis, was $4.1 million ($0.17 per diluted share).  Net income for the fourth quarter of fiscal 2008 included an after tax charge of $0.2 million related to litigation resulting from our internal stock option investigation ($0.01 per diluted share), after tax stock-related compensation expense of $1.3 million ($0.05 per diluted share) and restructuring expense of $2.6 million, net of tax ($0.11 per diluted share). Excluding these charges, non-GAAP net income for the fourth quarter of fiscal 2008 was $8.2 million, or $0.34 per diluted share.

“The macroeconomic pressure that first manifested in the fourth quarter of fiscal 2008 has accelerated during the first quarter of fiscal 2009.  The impact is being felt in several of our end markets including microelectronics, medical OEM and parts of materials processing as consumers continue to adjust to contracting disposable income,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “We have instituted a number of measures, above and beyond our previously announced efforts, to lower our burn rate.  We have further reduced headcount by 115 people compared to December 2008, and introduced other sustainable cost reduction measures resulting in combined annualized savings of approximately $13.5 million. The benefit will be partially realized in the second quarter with the majority being realized during the third quarter of fiscal 2009. We have also announced plans to exit three additional sites in California, Missouri and Finland, yielding another $3.5 to $4.5 million in annualized savings.  These benefits will begin to phase in starting in October 2009,” he added.

Orders received during the three months ended December 27, 2008 of $103.3 million decreased 33.3% from the same prior year period and decreased by 27.0% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 0.8, resulting in backlog of $162.0 million at December 27, 2008 compared to a backlog of $183.5 million at September 27, 2008 and a backlog of $198.4 million at December 29, 2007.

“During this period of intense operational pressure, it is critically important to maintain our product reliability and performance advantages.  Our targeted investments have yielded several new products that align well with current and future applications,” said Ambroseo.  “We launched the Genesis™ 532-2000, part of our growing OPSL™ portfolio, for use in the instrumentation and research markets.  The Highlight™ 1000F made its debut for industrial applications. The Highlight is a high electrical efficiency, fiber-delivered, direct diode system that can be used for welding, brazing, cladding and heat treating.  We also introduced the Libra™ HE a fully integrated research tool for photophysics and photochemistry,” he concluded.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	Dec. 27,	Sept. 27,	Dec. 29,
	2008	2008	2007

Net sales	$124,388	$142,000	$144,296
Cost of sales (A) (B)	73,999	86,971	83,802
Gross profit	50,389	55,029	60,494
Operating expenses:
Research & development (A) (B)	14,778	17,464	18,319
Selling, general & administrative (A) (B) (C)	23,628	30,694	38,818
Impairment of goodwill (D)	19,286	—	—
Intangibles amortization	1,943	2,051	2,206
Total operating expenses	59,635	50,209	59,343
Income (loss) from operations	(9,246)	4,820	1,151
Other income (expense), net	(4,230)	1,772	5,881
Income (loss) before income taxes	(13,476)	6,592	7,032
Provision for income taxes	1,203	2,445	2,303
Net income (loss)	$(14,679)	$4,147	4,729

Net income (loss) per share:
Basic	$(0.61)	$0.18	$0.15
Diluted	$(0.61)	$0.17	$0.15

Shares used in computation:
Basic	24,145	23,696	31,417
Diluted	24,145	24,372	31,959

(A)

The quarter ended December 27, 2008 includes $1,690 ($1,153 net of tax ($0.05 per share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $283 to cost of sales; $195 to research and development; and $1,212 to selling, general and administrative. The quarter ended September 27, 2008 includes $1,952 ($1,308 net of tax ($0.05 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $264 to cost of sales; $282 to research and development; and $1,406 to selling, general and administrative.  The quarter ended December 29, 2007 includes $2,705 ($1,933 net of tax ($0.06 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $385 to cost of sales; $320 to research and development; and $2,000 to selling, general and administrative.

(B)

The quarter ended December 27, 2008 includes $4,106 ($2,613 net of tax ($0.11 per share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German DPSS manufacturing into one location in Germany and headcount reductions due to the current economic situation.  Pretax restructuring costs are recorded in the statement lines as follows: $3,022 to cost of sales; $466 to research and development; and $618 to selling, general and administrative.  The quarter ended September 27, 2008 includes $3,602 ($2,566 net of tax ($0.11 per diluted share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German DPSS manufacturing into one location in Germany and headcount reductions due to the current economic situation.  Pretax restructuring costs are recorded in the statement lines as follows: $2,662 to cost of sales; $406 to research and development; and $534 to selling, general and administrative.

(C)

The quarter ended December 27, 2008 includes $441 ($269 net of tax ($0.01 per share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended September 27, 2008 includes $302 ($184 net of tax ($0.01 per diluted share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended December 29, 2007 includes $4,749 ($2,849 net of tax ($0.09 per diluted share)) of costs related to our internal stock option investigation.

(D)	The quarter ended December 27, 2008 includes a $19,286 ($0.80 per share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Dec. 27, 2008	Sept. 27, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$199,879	$218,094
Restricted cash	—	2,645
Accounts receivable, net	95,196	96,611
Inventories	117,973	120,519
Prepaid expenses and other assets	76,621	71,914
Total current assets	489,669	509,783
Property and equipment, net	102,465	100,996
Other assets	168,783	195,604
Total assets	$760,917	$806,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$8	$9
Accounts payable	21,634	26,333
Other current liabilities	72,618	86,985
Total current liabilities	94,260	113,327
Other long-term liabilities	87,897	94,621
Total stockholders’ equity	578,760	598,435
Total liabilities and stockholders’ equity	$760,917	$806,383

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended
	Dec. 27, 2008	Sept. 27, 2008	Dec. 29, 2007
GAAP net income (loss)	$(14,679)	$4,147	$4,729
Stock option investigation and related restatement of financial statements, and litigation expenses	269	184	2,849
Stock-related compensation expense	1,153	1,308	1,933
Impairment of goodwill	19,286	—	—
Restructuring costs	2,613	2,566	—
Non-GAAP net income	$8,642	$8,205	$9,511

Non-GAAP net income per diluted share	$0.36	$0.34	$0.30

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the first quarter results and some comments regarding forward looking guidance on future operating performance. Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to the amount of annualized savings, the achievement and the timing thereof and the alignment of new products with future applications.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with quarterly and annual fluctuations in our net sales and operating results, our exposure to risks associated with worldwide economic slowdowns, our ability to increase our sales volumes and decrease our costs, the impact that our operations and potential acquisitions will have on interest, taxes, depreciation and amortization measurements, changes to the Company’s tax rate as a result of government action, customer acceptance and adoption of our new product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056—0980 . Telephone (408) 764-4000